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                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE



                 HOLLY CORPORATION COMMENTS ON FRONTIER LAWSUIT

Dallas, TX, August 20, 2003 - Holly Corporation (Amex: HOC) today commented on the lawsuit filed by Frontier Oil Corporation (NYSE: FTO) in Delaware Chancery
Court:

         Holly has just received a copy of the lawsuit filed by Frontier in Delaware Chancery Court this morning. As Frontier well knows, Holly has not repudiated or breached the Merger Agreement nor, at this time, has Holly exercised its various termination rights under the Merger Agreement. We believe that this lawsuit is frivolous and without merit. We intend to defend ourselves vigorously.

Holly, headquartered in Dallas, Texas, operates through its subsidiaries a 60,000 bpd refinery located in Artesia, New Mexico that is being expanded to 75,000 bpd, a 25,000 bpd refinery in Woods Cross, Utah, and a 7,500 bpd refinery in Great Falls, Montana. Holly also owns, leases and/or operates approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

The following is a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in the Company's markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to the Company, the effectiveness of the Company's capital investments and marketing strategies, the Company's efficiency in carrying out construction projects, the successful integration of the Woods Cross refinery, the outcome with respect to the proposed transaction with Frontier Oil Corporation, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.


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FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell
Vice President & Chief Financial Officer
Holly Corporation
214/871-3555